Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file number 333-156595 and file number 333-153323) of Pegasi Energy Resources Corporation and subsidiaries, of our report dated March 31, 2011, except for Notes 2, 3, 10, 11 and 12 to which the date is August 22, 2011, with respect to the consolidated financial statements of Pegasi Energy Resources Corporation and subsidiaries included in its annual report on Form 10-K/A for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas

August 22, 2011